Because of the electronic format for filing Form NSAR does not provide adequate space for responding to Item #15, the additional answers are as follows:

Item 15  Additional Sub-custodians:

Deutsche Bank AG, Netherlands (Via Paris),
Paris, France
Deutsche Bank AG, Frankfurt, Germany
Deutsche Bank AG, Seoul, Republic of Korea
Deutsche Bank AG, Amsterdam, Netherlands
Citibank, N.A., San Juan, Puerto Rico
UniCredit Bank Serbia JSC, Belgrade, Serbia
United Overseas Bank Limited, Singapore, Singapore
Standard Chartered Bank of Uganda Limited, Kampala, Uganda
Deutsche Bank S.p.A., Milan, Italy
Credit Suisse AG, Zurich, Switzerland
HSBC Bank Middle East Limited, Abu Dhabi,
United Arab Emirates
Deutsche Bank AG, Netherlands (via Paris), Lisbon, Portugal
Standard Chartered Bank (Taiwan) Limited, Taipei, Taiwan
UniCredit Bulbank AD, Sofia, Bulgaria
Zagrebacka Banka d.d., Zagreb, Croatia
UniCredit Bank Czech Republic and Slovakia A.S., Prague, Czech Republic Unicredit Bank d.d. Mostar, Federation of Bosnia and Herzegovina
Unicredit Bank d.d. Banja Luka, Republic of Srpska
Deutsche Bank AG, Vienna, Austria
Nordea Bank AB (publ), Copenhagen C, Denmark
Nordea Bank AB (publ), Helsinki, Finland
JC Bank of Georgia, Tbilisi, Georgia
Deutsche Bank (Malaysia) Berhad, Kuala Lumpur, Malaysia
Nordea Bank AB (publ), Oslo, Norway
HSBC Suaid Arabia Limited, Riyadh, Saudi Arabia
Nordea Bank AB (publ), Stockholm, Sweden
Deutsche Bank, A.S., Istanbul, Turkey
China Construction Bank Corporation, Beijing, China
Scotia Investments Jamaica Limited, Kingston, Jamaica

Type of Custody:  Foreign Custodian Rule 17f 5